Exhibit 99

News Release

CONTACT:       Deborah L. Beauchamp (Media)    Jeff Kotkin (Investors)
Office:        (860) 665-5423                  (860) 665-5154
After Hours:   1-800-286-2000                  1-800-286-2000

                     NU Announces Interim Leadership

     BERLIN, Connecticut, December 16, 2003 - The Northeast Utilities (NYSE: NU) Board of Trustees today announced interim leadership positions effective January 1, 2004 and the formation of an executive search committee to select a new chief executive officer.

     Charles W. Shivery is appointed interim NU President, with responsibility for all aspects of the company. NU Lead Trustee
Elizabeth T. Kennan is appointed interim Chairman of the NU Board.

     Shivery, 58, is currently president of NU's Competitive Group, responsible for the strategic growth and performance of NU's competitive energy businesses which includes Select Energy, Select Energy Services, Northeast Generation Services Company, and Northeast Generation Company. This group provides electricity, natural gas, related energy supply and services, as well as specialized generation services primarily in the 11 states region from Maine to Maryland.

     Shivery joined NU in 2002, having retired earlier that year as co-president of the Constellation Energy Group, parent company of Baltimore Gas & Electric (BG&E) and other energy-related businesses.
He has held numerous senior management positions at Constellation including: chairman, president and chief executive officer of Constellation Power Source; chairman and chief executive officer of Constellation Energy Source; president and director of Constellation Energy Solutions; director of Orion Power Holdings; and vice president, chief financial officer and secretary of BG&E. He joined BG&E in 1972 after four years in the U.S. Navy.

     Kennan, 65, has served as Lead NU Trustee for seven years. She led the search for Mike Morris who today announced his departure as NU chairman, president and chief executive officer to join American
Electric Power Company as president and chief executive officer. Kennan is President Emeritus of Mount Holyoke College, Massachusetts.

     "These interim positions will enable a deliberate selection process to proceed as the NU Board of Trustees fulfills its obligation to employees, shareholders and customers to appoint a senior leader," said Kennan. "We made tremendous strides under Mike's leadership, and will now continue with the same momentum as we fulfill our customer commitment to provide safe and reliable energy services."

     John H. Forsgren, 57, will continue in his role as vice chairman of the Board, executive vice president and Chief Financial Officer. Cheryl Grise', 51, will remain as President of the Utility Group and Chief Executive Officer of its principal operating subsidiaries.

Northeast Utilities (NYSE: NU) is a Fortune 500 diversified energy company located in Connecticut with operations throughout the Northeast. Through its competitive and regulated subsidiaries, NU provides Energy for a Changing World, with a full range of energy products and services to millions of residential and business customers from Maine to Maryland. From delivering electricity and natural gas, to marketing energy commodities, to operating and maintaining power plant facilities, NU is committed to safety, reliability and expanding consumers' energy options. For more information on Northeast Utilities and its subsidiaries, visit the NU family of Web sites at www.nu.com.

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